================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       THE REYNOLDS AND REYNOLDS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       THE REYNOLDS AND REYNOLDS COMPANY
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                     [LOGO]

                        THE REYNOLDS AND REYNOLDS COMPANY
                             115 SOUTH LUDLOW STREET
                               DAYTON, OHIO 45402





                                                    January 4, 2000


Dear Fellow Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, February 10, 2000 at 11:00 a.m., Eastern Standard Time, in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402. Directions to the meeting appear on the back page of this booklet.

The notice of meeting and proxy statement following this letter describe the business to be transacted. During the meeting we will also report on the current activities of the Company and give you an opportunity to ask questions. We encourage you to participate in the meeting and to allow time to visit our demonstration and display area either before or after the meeting. The demo and display area, which is also in the David H. Ponitz Sinclair Center, will be open from 10:00 a.m. until 12:30 p.m.

Whether or not you plan to attend the meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every shareholder is important.

We look forward to welcoming you at the meeting.

                                            Sincerely,




                                            David R. Holmes
                                            Chairman and Chief Executive Officer

                        THE REYNOLDS AND REYNOLDS COMPANY
                   115 SOUTH LUDLOW STREET, DAYTON, OHIO 45402


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 10, 2000



To All Shareholders:

         The Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company, an Ohio corporation, will be held in the Frederick C. Smith Auditorium located in the David H. Ponitz Sinclair Center, Building 12, on the Sinclair Community College campus, 444 West Third Street, Dayton, Ohio 45402, on Thursday, February 10, 2000, at 11:00 a.m., Eastern Standard Time, for the following purposes:


         1.       To elect four (4) Directors;

         2. To approve material terms of a performance-based incentive plan to secure deductibility of officer compensation exceeding one million dollars;

         3. To appoint Deloitte & Touche LLP as independent auditors for the company; and

         4. To transact such other business as may properly be brought before the Meeting or any adjournment(s) thereof.

         Shareholders of record at the close of business on December 17, 1999, are entitled to vote at the Meeting or any adjournment(s) thereof.

         Your attention is called to the accompanying Proxy Card and Proxy Statement.

         A copy of the company's Annual Report for its fiscal year ended September 30, 1999, is enclosed. It is not deemed to be part of the official Proxy soliciting material. If any shareholder fails to receive a copy of the Annual Report, one may be obtained by writing to the Secretary of the company or by calling the toll-free information hotline 1-888-4-REYREY (473-9739).


                                              BY ORDER OF THE BOARD OF DIRECTORS
                                              Adam M. Lutynski, Secretary
Dayton, Ohio
January 4, 2000




================================================================================

         YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Meeting, please sign and return the proxy in the enclosed postage prepaid envelope so your shares can be voted.

================================================================================

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                      THE REYNOLDS AND REYNOLDS COMPANY 115
                     South Ludlow Street, Dayton, Ohio 45402

                          TO BE HELD FEBRUARY 10, 2000


THIS PROXY STATEMENT IS ARRANGED IN THE FOLLOWING ORDER:

                                                                                                               Page
                                                                                                               ----

GENERAL INFORMATION                                                                                              3

DESCRIPTION OF CAPITAL STOCK                                                                                     3

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT                                                    4

ELECTION OF DIRECTORS                                                                              (PROPOSAL I)  5

         Board Committees, Meetings, Compensation and Indemnification of Directors                               7
         -------------------------------------------------------------------------

EXECUTIVE COMPENSATION                                                                                           8

         Summary Compensation Table                                                                              9
         --------------------------

         Option/SAR Grants in Last Fiscal Year                                                                  10
         -------------------------------------

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values                      10
         ---------------------------------------------------------------------------------

         Long-Term Incentive Plan -- Awards in Last Fiscal Year                                                 11
         ------------------------------------------------------

         Pension Plan Table                                                                                     11
         ------------------

         Employment and Change in Control Severance Agreements                                                  12
         -----------------------------------------------------

         Performance Graph                                                                                      14
         -----------------

         Report of the Compensation Committee of the Board of Directors on Executive Compensation               14
         ----------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                                  17

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                                                         17

APPROVAL OF MATERIAL TERMS OF A PERFORMANCE-BASED                                                (PROPOSAL II)  18
INCENTIVE PLAN

APPOINTMENT OF INDEPENDENT AUDITORS                                                             (PROPOSAL III)  20

SHAREHOLDER PROPOSALS                                                                                           20

OTHER MATTERS                                                                                                   21

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by The Reynolds and Reynolds Company ("company") for its Annual Meeting of Shareholders ("Meeting"), February 10, 2000. This solicitation is being made by mail. The company has retained Georgeson Shareholder Communications, Inc. to assist in its proxy solicitation. Georgeson's fee will be $8,000 plus out-of-pocket expenses incurred on the company's behalf. The company may also use its officers and other employees to solicit proxies from shareholders, personally or by telephone, facsimile or letter. The costs of this solicitation will be borne by the company. If the company requests nominees and brokers to solicit their principals and customers for their proxies, the company will reimburse such nominees and brokers for their reasonable out-of-pocket expenses.

         All shares represented by valid proxies received from this solicitation, and not revoked, will be voted at the Meeting. If shareholder directions appear on the Proxy Card, such shares will be voted according to those directions. Unless contrary directions are given, all shares will be voted in favor of the proposals and for the nominees for Director as described in the accompanying Notice of Meeting and this Proxy Statement and, in the discretion of the Appointed Proxies, upon such other matters as may properly come before the Meeting. Any proxy may be revoked by the shareholder at any time before the vote, by giving written notice to the company at its address provided on page 1 of this Proxy Statement or at the Meeting before any vote is taken.

         Under Section 1701.55 of the Ohio Revised Code, a shareholder may exercise cumulative voting rights in the election of Directors by giving written notice of that desire to the President, a Vice President or the Secretary of the company not fewer than 48 hours before the scheduled start of the Meeting. If an announcement of the giving of such notice is made at the start of the Meeting by the Chairman or Secretary, or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate his or her votes in voting for Directors. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of his or her shares by the number of Directors to be elected or may distribute that number of votes among two or more candidates as he or she sees fit. If cumulative voting is elected and no further instructions are given, the Appointed Proxies shall, at their discretion, distribute the votes they cast among the nominees.

         The Board of Directors has fixed the close of business on December 17, 1999 as the Record Date for the determination of the shareholders entitled to receive notice of, and to vote at, the Meeting or at any adjournment(s) thereof despite any subsequent transfers of shares. The stock transfer books of the company will not be closed.


                          DESCRIPTION OF CAPITAL STOCK

         The company has two classes of authorized capital shares outstanding:
Class A Common Shares with no par value ("Class A Shares") and Class B Common Shares with no par value ("Class B Shares"). There are 240,000,000 Class A Shares authorized, of which 75,740,144 were issued and outstanding on December 1, 1999, and 40,000,000 Class B Shares authorized, of which 20,000,000 were issued and outstanding on that date. In addition, the company has authorized 60,000,000 Preferred Shares ("Preferred Shares") with no par value. As of December 1, 1999, no Preferred Shares were issued and outstanding. Class A Shares are listed on the New York Stock Exchange. There is no public market for Class B Shares.

         Each holder of Class A Shares and Class B Shares is entitled to one vote per share held of record. All shares vote as a single class except that, as required by Ohio law, shareholders vote separately by classes in the case of certain proposed amendments to the Amended Articles of Incorporation and certain other specified transactions.

         All properly cast votes, in person or in proxy, by shareholders of record at the close of business on December 17, 1999 will be counted for purposes of the proposals to be voted on at the Meeting. Abstentions and broker non-votes will not be counted, and therefore will have no impact on the plurality vote for Directors or the vote for the other proposals.

         No dividend may be declared or paid on either class of shares unless a dividend shall be simultaneously declared and paid on both classes. Any dividend declared and paid on Class A Shares shall be in a per share amount of 20 times the dividend simultaneously declared and paid on the Class B Shares. In the event of the liquidation of the company, any distribution made with respect to the Class A Shares shall be in a per share amount of 20 times the distribution made with respect to each Class B Share. Neither class of shares has any preemptive rights.

         Each Class B Share may at any time, at the option of the holder thereof, be converted into 1/20th of a Class A Share. Class B Shares surrendered for conversion are canceled and may not be reissued. All outstanding Class B Shares are subject to an agreement under which they may not, unless previously converted into Class A Shares, be transferred to anyone except the wife, children and grandchildren (including any trust of which they are the beneficiaries) of Richard H. Grant, Jr., Chairman of the company's Steering Committee.


                          VOTING SECURITIES OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

-------------------------------------- ---------------- -------- -------------- ---------- ---------------- ---------
                                             CLASS A                 CLASS B                TOTAL VOTING
                                             SHARES         %         SHARES         %         SHARES            %
-------------------------------------- ---------------- -------- -------------- ---------- ---------------- ---------
Number of shares outstanding on
December 1, 1999, except as noted
below were:                              75,740,144(1)    100.0     20,000,000      100.0    95,740,144(1)     100.0

The following are the only persons
known by the company to own
beneficially more than 5% of either
class of voting security on December
1, 1999:

Richard H. Grant, III                       178,683(2)      .04     20,000,000      100.0    20,178,683(2)      20.1
---------------------
Director and Private Investor
800 Germantown Street
Dayton, Ohio  45407

FMR Corp.                                 4,018,380(3)      5.3                               4,018,380(3)       4.2
82 Devonshire Street
Boston, Massachusetts  02109

Harris Associates L.P.                    5,013,650(4)      6.6                               5,013,650(4)       5.2
Two N. LaSalle Street, Suite 500
Chicago, Illinois  60602

On December 1, 1999, the shares
beneficially owned by all executive
officers and Directors as a group         3,163,371(5)      1.9     20,000,000      100.0    23,163,371(5)      22.4
(16 persons) were:
====================================== ================ ======== ============== ========== ================ =========

(1)      Does not include 16,444,556 Class A Shares held in treasury.

(2) Richard H. Grant, III has sole voting and sole investment power with regard to 33,540 Class A Shares held in his own name. The total includes 145,143 Class A Shares as to which Mr. Grant holds options exercisable within 60 days. The amount excludes 12,776 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership. This amount does not include 1,000,000 Class A Shares into which his 20,000,000 Class B Shares are convertible at a 20-to-1 ratio.

(3) FMR Corp. has sole dispositive power (but not the power to receive dividends or sale proceeds) over 4,018,380 shares held by two wholly-owned subsidiaries: Fidelity Management and Research Company (4,017,500 shares) and Fidelity Management Trust Company (880 shares). It also has sole voting power over 880 shares. Voting power over the 4,017,500 shares resides with the respective Boards of Trustees of the different Fidelity Funds in which the shares are held. (Information from Schedule 13(G) for month-end November 1999.)

(4) Harris Associates L.P. has sole voting power over 5,013,650 shares. It also has sole dispositive power over 838,450 shares and shared dispositive power over 4,175,200 shares.

(5) Includes 1,709,454 Class A Shares as to which such persons may exercise options within the next 60 days. See the table of Director and Director Nominees on pages 5 and 6 and the footnotes thereto for the number of Class A Shares beneficially owned by each Director, Director Nominee and certain officers. The number of Class A Shares beneficially owned by Mr. Robert C. Nevin, President, Automotive Group, is 430,614 (including 351,972 Class A Shares as to which Mr. Nevin may exercise options within the next 60 days). The number of Class A Shares beneficially owned by Mr. Rodney A. Hedeen, President, Information Solutions Group, is 310,917 (including 211,210 Class A Shares as to which Mr. Hedeen may exercise options within the next 60 days). The individual holdings of Messrs. Nevin and Hedeen each equal less than 1% of the issued and outstanding Class A or Class B Shares.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS


         The Board of Directors of the company has fixed the number of Directors to constitute the full Board at eleven and proposes that four Directors be elected for a three-year term expiring in 2003.

         The Board has recommended and nominated JAMES L. ARTHUR, CLEVE L. KILLINGSWORTH, JR., DALE L. MEDFORD, AND LLOYD G. WATERHOUSE each for a three-year term.

         Gayle B. Price, Jr., a Director whose term expires in 2000, has elected to retire after having served with distinction for the past twenty-three years. The company is most grateful for his service and wishes him much success in his retirement.

         The enclosed Proxy will be voted FOR electing the four nominees unless a specification is made to withhold such vote. Since the number of Directors has been fixed at eleven, the election of four Directors for new terms shall, in accordance with the company's Consolidated Code of Regulations, be decided by plurality vote.

         If any nominee shall cease to be a candidate for election for any reason, the Proxy will be voted for a substitute nominee designated by the Board of Directors and for the other nominees. The Board of Directors currently has no reason to believe that any nominee will not remain a candidate for election as a Director or will be unwilling to serve as a Director if elected.

         Following is certain information about the new nominee, each nominee-incumbent and those Directors whose terms of office will continue after the Meeting.


                                        NOMINEES FOR TERMS EXPIRING IN 2003
                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
---------------------------- ------ ------------------------------------------------------- ----------- ------------
James L. Arthur               64    A private consultant in high technology industry           1998        2,113(2)
                                    since May, 1996, and Chairman of Board of CoCreate, a
                                    CAD company; Chairman of Board of HPMP, a medical
                                    devices company; Board member of PT Cipta Cakra
                                    Murdaya, a financing company.  Each company is a
                                    Hewlett-Packard subsidiary.  Prior thereto, Senior
                                    Vice President and General Manager Customer Support,
                                    Hewlett-Packard Company which designs, manufactures
                                    and services equipment and systems for measurement,
                                    computation and communications.

Cleve L. Killingsworth, Jr.   47    President and Chief Executive Officer, Health              1997        2,730(4)
                                    Alliance Plan, and Executive Vice President for
                                    Insurance, Henry Ford Health System, Michigan's
                                    largest managed care plan, since January 1998; prior
                                    thereto, President, Central East Division, Kaiser
                                    Permanente, from March 1996 to January 1998; and
                                    President of Ohio Region, Kaiser Permanente, from
                                    August 1994 to March 1996. (3)

Dale L. Medford               49    Corporate Vice President, Finance and Chief Financial      1991     211,914 (5)
                                    Officer.

Lloyd G. Waterhouse           48    President and Chief Operating Officer since May 1999;      ----       40,000(6)
                                    prior thereto, General Manager of E-Business Services
                                    for IBM Corporation from July 1998 to May 1999;
                                    General Manager of Marketing & Business Development
                                    for IBM Global Services from 1996 to July 1998; and
                                    Director of Strategy for IBM from 1994 - 1995.

                                       5

                                       DIRECTORS WHOSE TERMS EXPIRE IN 2002

                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
---------------------------- ------ ------------------------------------------------------- ---------- -------------
Dr. David E. Fry              56    President and Chief Executive Officer, Northwood          1987        5,943 (7)
                                    University, a private graduate and
                                    undergraduate university.

Richard H. Grant, III         60    Private Investor.                                         1960      178,683 (8)

David R. Holmes               59    Chairman of the Board and Chief Executive Officer         1987      997,315(10)
                                    since May 1999; prior thereto, Chairman of the
                                    Board, President and Chief Executive Officer. (9)

                                       DIRECTORS WHOSE TERMS EXPIRE IN 2001
                                                                                            DIRECTOR
NAME                          AGE   PRINCIPAL OCCUPATION AND FIVE YEAR EMPLOYMENT HISTORY     SINCE     CLASS A(1)
---------------------------- ------ ------------------------------------------------------- ---------- -------------

Richard H. Grant, Jr.         86    Chairman of the Steering Committee.                       1939      734,302(11)

Allan  Z. Loren               61    Executive Vice President and Chief Information            1996       2,825 (13)
                                    Officer, American Express Company, a diversified
                                    worldwide travel, financial and network services
                                    company. (12)

Philip A. Odeen               64    Effective January 1, 2000, Executive Vice President,      1998        5,613(15)
                                    TRW Washington Operations; prior thereto, Executive
                                    Vice President and General Manager TRW Systems &
                                    Information Technology Group from January 1998 to
                                    December 31, 1999; President and Chief Executive
                                    Officer, BDM International, Inc., a multinational
                                    information technology company. (14)

Donald K. Peterson            50    Executive Vice President and Chief Financial Officer,     1998        2,613(16)
                                    Lucent Technologies, one of the world's leading
                                    designers, developers and manufacturers of
                                    telecommunications systems, software and products,
                                    since February 1996; prior thereto, Vice President
                                    and Chief Financial Officer, AT&T Communications
                                    Services Group from September 1995 to February 1996;
                                    President, Nortel Communications Systems from 1992 to
                                    1994.

(1)      Shares owned beneficially on December 1, 1999.

         The individual holdings of each Director equal less than 1% of the issued and outstanding Class A or Class B Shares, except for Richard H. Grant, Jr. and Richard H. Grant, III whose holdings are specifically described in Footnotes 7 and 10 below and, in the case of Richard H. Grant, III, the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

         Richard H. Grant, III is the son of Richard H. Grant, Jr., and they may be deemed to be "control persons" with respect to the company; however, each disclaims any beneficial ownership of the Class A Shares or Class B Shares held by the other.

(2) Mr. Arthur has sole voting and sole investment power with regard to 1,500 shares held in his own name. The 2,113 shares include 613 Class A Shares as to which Mr. Arthur holds options exercisable within 60 days.

(3)      Mr. Killingsworth also serves as a director of RGS Energy Group, Inc.

(4) Mr. Killingsworth has sole voting and sole investment power with regard to 1,070 shares held in his own name. The 2,730 shares include 1,660 Class A Shares as to which Mr. Killingsworth holds options exercisable within 60 days.


                                         (Footnotes continued on following page)

(5) Mr. Medford has sole voting and sole investment power with regard to 89,034 shares held in his own name. The 211,914 shares include 122,880 Class A Shares as to which Mr. Medford holds options exercisable within 60 days.

(6) Mr. Waterhouse has sole voting and sole investment power with regard to the 40,000 Class A Shares held in his own name.

(7) Dr. Fry has sole voting and sole investment power with regard to 800 Class A Shares held in his own name. The 5,943 shares include 5,143 Class A Shares as to which Dr. Fry holds options exercisable within 60 days.

(8) See Note 2 to the table under VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT on page 4.

(9)      Mr. Holmes also serves as a director of DPL Inc. and NCR Corporation.

(10) Mr. Holmes has sole voting and sole investment power with regard to 268,294 Class A Shares. The 997,315 shares include 13,406 Class A Shares, 11,263 Class A Shares and 11,102 Class A Shares held in the names of his three sons; 910 Class A Shares and 910 Class A Shares held by his two daughters-in-law; and 691,430 Class A Shares as to which Mr. Holmes holds options exercisable within 60 days. This amount (997,315) excludes 10,278 Class A Shares held by Mrs. Holmes as to which Mr. Holmes disclaims beneficial ownership.

(11) Richard Grant, Jr. has sole voting and sole investment power with regard to 1,622 Class A Shares held in his own name. He also has sole voting and sole investment power with regard to 732,680 Class A Shares held in a trust for his benefit. The 734,302 shares exclude 39,682 Class A Shares held by Mrs. Grant as to which Mr. Grant disclaims beneficial ownership.

(12) Mr. Loren also serves as a director of Venator Group, Inc. and Hershey Foods Corporation.

(13)     Mr. Loren's 2,825 shares represent options exercisable within 60 days.

(14)     Mr. Odeen also serves as a director of Washington Gas Light Company.

(15) Mr. Odeen has sole voting and sole investment power with regard to 5,000 shares held in his own name. The 5,613 shares include 613 Class A Shares as to which Mr. Odeen holds options exercisable within 60 days.

(16) Mr. Peterson has sole voting and sole investment power with regard to 2,000 shares held in his own name. The 2,613 shares include 613 Class A Shares as to which Mr. Peterson holds options exercisable within 60 days.



                    BOARD COMMITTEES, MEETINGS, COMPENSATION
                        AND INDEMNIFICATION OF DIRECTORS

         The Board of Directors has established Audit, Compensation, Investment and Finance Committees.

         The Audit Committee (Messrs. Fry (Chairman), Arthur, Killingsworth, Loren, Peterson and Price) meets with the company's independent public accountants, internal auditors, Chief Executive Officer and financial management executives to review the scope and results of audits, as well as recommendations made by those persons with respect to internal and external accounting controls and specific accounting and financial reporting issues. During the last fiscal year, this Committee met four times.

         The Compensation Committee (Messrs. Odeen (Chairman), Fry, Loren and Price) formulates and oversees the company's various upper management incentive compensation programs, reviews for budget purposes specific recommendations on general compensation levels for upper management, establishes compensation for key executive officers and supervises the company's stock option plans. During the last fiscal year, this Committee met three times.

         The Investment Committee (Messrs. Medford (Chairman), Grant, Jr. and Holmes) makes investment decisions for the company's retirement plan trust fund. During the last fiscal year, this Committee met four times.

         The Finance Committee (Messrs. Grant, Jr. (Chairman), Holmes and Medford) oversees contributions to the company's retirement plan trust fund, reviews company debt limits and cash position and recommends stock repurchases and public stock offerings. During the last fiscal year, this Committee did not meet.

         The company does not have a standing nominating or other similar committee.

         During the fiscal year ended September 30, 1999, the Board of Directors met five times and all Directors attended 75% or more of the aggregate number of meetings of the Board and committees of which they were members.

         Non-employee Directors receive an annual fee of $22,500 plus $1,000 for each Board of Directors Meeting attended and, on October 1 of each year, options to purchase that number of Class A Shares which represent a fair market value of $40,000 (adjusted annually for increases in the consumer price index). Non-employee Directors who serve on a committee receive an additional $500 for each committee meeting attended. Committee Chairmen receive an additional $1,500 per year. No Director who is an employee of the company receives any compensation for services as a Director or committee member.

         The company has an Indemnification Agreement with each Director which indemnifies the Director to the fullest extent permitted by law. The agreements cover any and all fees, expenses, judgments, fines, penalties and settlement amounts paid in any matter relating to the Director's role as a Director, officer, employee, agent or fiduciary of the company or when serving as the company's representative with respect to another entity. A Director would not be entitled to indemnification in connection with a proceeding initiated by that Director prior to a Change in Control (as defined in the Indemnification Agreements) unless such proceeding was authorized or consented to by the company's Board of Directors.

         The Indemnification Agreements provide for the prompt advancement of all expenses incurred in connection with any proceeding subject to the Director's obligation to repay (at the company's request) those advances if it is determined later that the Director is not entitled to indemnification.

         If a) it is determined that a Director is not entitled to indemnification under applicable law; and b) the Director challenges that determination in court, the Indemnification Agreements provide that, subject to applicable law, the challenging Director is entitled to indemnification for, and advancement of, all fees and expenses incurred in any such proceeding.




================================================================================

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING JAMES L. ARTHUR, CLEVE L. KILLINGSWORTH, JR., DALE L. MEDFORD AND LLOYD G. WATERHOUSE EACH FOR A TERM OF THREE (3) YEARS.

================================================================================




                             EXECUTIVE COMPENSATION


         The following tables and narrative text discuss the compensation paid to the company's Chief Executive Officer and the company's four other most highly compensated executive officers during the fiscal year ended September 30, 1999, and the two prior fiscal years.





(Tables on following pages)

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                          -----------------------------------  ------------------------
                                                                    OTHER
                                                                   ANNUAL                                ALL OTHER
                                                                   COMPEN-     OPTION          LTIP       COMPEN-
NAME AND                                   SALARY      BONUS       SATION        AWARDS      PAYOUTS       SATION
PRINCIPAL POSITION               YEAR        ($)         ($)          ($)          (#)          ($)         ($)(2)
----------------------------   --------   ---------   --------   ------------  -----------  -----------  -----------

David R. Holmes                 1999       620,000    415,163     50,942(1)        84,120      620,000       43,817
---------------
Chairman of the Board           1998       541,025    556,636                     322,000      541,025       45,121
And Chief Executive Officer     1997       480,575    277,784                     226,640      480,575       43,436

Lloyd G. Waterhouse             1999       208,333    162,500                     400,000      187,500           27
-------------------
President and Chief
Operating Officer
(Effective 5-1-99)

Robert C. Nevin                 1999       313,024    233,913                      99,120      250,419       47,438
---------------
President,                      1998       303,907    310,702                      31,000      243,126       45,529
Automotive Group                1997       295,056    194,674                      22,360      236,045       40,716

Rodney A. Hedeen                1999       281,188    152,150                      99,120      224,950       11,111
----------------
President,                      1998       268,750    198,640                      21,000      215,000       11,441
Information Solutions Group     1997       233,600    148,663                       5,520      173,493       11,078

Dale L. Medford                 1999       287,064    192,224                      98,160      200,945       14,384
---------------
Vice President,                 1998       249,490    244,214                      19,800      174,643       16,326
Corporate Finance and           1997       224,541    118,563                       7,560      157,179       14,667
Chief Financial Officer

(1) Includes amounts for tax preparation services, donations, car allowance and personal use of the Company aircraft valued at $37,950.

(2)      The 1999 amounts disclosed in this column include:

                                                                      ABOVE MARKET
                                DEFINED       IMPUTED INTEREST         INTEREST ON            TOTAL
                             CONTRIBUTION      ON SPLIT DOLLAR          DEFERRED              OTHER
NAME                           PLANS ($)    LIFE INSURANCE ($)(1)  COMPENSATION ($)(2)   COMPENSATION ($)
-----------------------------------------------------------------------------------------------------------
David R. Holmes                  2,991              20,309                 20,517             43,817
Lloyd G. Waterhouse                  0                  27                      0                 27
Robert C. Nevin                  2,991              19,870                 24,577             47,438
Rodney A. Hedeen                 2,991               8,120                      0             11,111
Dale L. Medford                  2,991               6,105                  5,288             14,384


(1) Each participant pays the term equivalent premium on the split dollar policy and the company pays the remainder of the premium. At termination of the policy, all premium payments made by the company are reimbursed. Interest was imputed on the amount receivable from the participant at the company's short-term investment rate.




                                         (Footnotes continued on following page)

  (2) The named executives (except Mr. Hedeen and Mr. Waterhouse) entered into Deferred Compensation Agreements with the company whereby income was deferred for four years in order to provide individual retirement benefits at age 65 of up to $100,000 per year for a fixed term of 15 years. The deferrals were completed as of September 30, 1989. Benefits payable are reduced for early retirement, and upon retirement lump sum distributions are available at the participant's discretion. The amounts presented represent the above market interest earned on the funds deferred and were calculated assuming a 15-year payment stream at age 65.


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS(1)
                       ---------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE
                                          % OF TOTAL                                     VALUE AT ASSUMED ANNUAL
                                            OPTIONS                                        RATES OF STOCK PRICE
                                          GRANTED TO                                         APPRECIATION FOR
                         NUMBER OF       EMPLOYEES IN       EXERCISE OR                        OPTION TERM
                          OPTIONS         FISCAL YEAR        BASE PRICE    EXPIRATION  -------------------------
NAME                     GRANTED(2)          (%)           ($/SHARE)(2)      DATE         5%($)        10%($)
--------------------   -------------   ----------------    -------------   ----------  ----------  -------------
David R. Holmes           84,120            1.64              17.44         10/01/08     922,279    2,337,559
Lloyd G. Waterhouse      200,000            3.89              23.07         05/01/09   2,899,276    7,349,637
                         200,000            3.89               0.01         05/01/09   7,511,276   11,961,637
Robert C. Nevin           24,120             .47              17.44         10/01/08     264,448      670,256
                          75,000            1.46              21.94         08/11/09   1,034,541    2,622,017
Rodney A. Hedeen          24,120             .47              17.44         10/01/08     264,448      670,256
                          75,000            1.46              21.94         08/11/09   1,034,541    2,622,017
Dale L. Medford           23,160             .45              17.44         10/01/08     253,923      643,579
                          75,000            1.46              21.94         08/11/09   1,034,541    2,622,017

(1) No Stock Appreciation Rights (SARs) were awarded in the 1999 fiscal year.

(2) Grants, other than Mr. Waterhouse's grants of 400,000 shares, Mr. Nevin's grant of 75,000 shares, Mr. Hedeen's grant of 75,000 shares and Mr. Medford's grant of 75,000 shares, were made on October 1, 1998, with the exercise price equal to the fair market value ($17.44) on that date. Mr. Waterhouse's grants of 400,000 shares were made on May 1, 1999 with the exercise price equal to the fair market value ($23.07) on that date for 200,000 of the shares and with the exercise price of $.01 for the other 200,000 shares. The 75,000 share grants for Mr. Nevin, Mr. Hedeen and Mr. Medford were made on August 11, 1999 with the exercise price equal to the fair market value ($21.94) on that date. Options vest 25% annually beginning October 1, 1999, except for Mr. Waterhouse's 400,000 shares of which 200,000 (exercise price of $23.07) vest 50% on May 1, 2002 and 50% on May 1, 2004, and the other 200,000 (exercise price of $0.01) vest 25% annually beginning May 1, 2000; and Mr. Nevin's, Mr. Hedeen's and Mr. Medford's 75,000 share grants which vest 100% on August 11, 2004.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                    NUMBER OF                  UNEXERCISED
                                                                   UNEXERCISED                 IN-THE-MONEY
                               SHARES                               OPTIONS AT                  OPTIONS AT
                              ACQUIRED                                FY-END                      FY-END
                                 ON             REALIZED           EXERCISABLE/                EXERCISABLE/
                              EXERCISE            VALUE           UNEXERCISABLE               UNEXERCISABLE
NAME                             (#)               ($)                 (#)                         ($)
-----------------------       ----------        ----------      -------------------        ---------------------

David R. Holmes                 18,000          197,125        635,840/1,011,340         4,310,833/2,717,198
Lloyd G. Waterhouse                  0                0                0/400,000                 0/4,010,500
Robert C. Nevin                 52,884          663,333          330,482/133,170            2,198,277/76,248
Rodney A. Hedeen                     0                0          196,510/119,670            1,510,421/68,992
Dale L. Medford                135,360     1,406,820.15          107,370/119,670              562,425/68,837

                       LONG-TERM INCENTIVE PLAN -- AWARDS
                               IN LAST FISCAL YEAR

                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                                                           NON-STOCK PRICE-BASED PLANS
                                            PERFORMANCE OR      ----------------------------------------------------
                              OTHER          OTHER PERIOD         THRESHOLD          TARGET             MAXIMUM
NAME                          RIGHTS         UNTIL PAYOUT           ($)               ($)                ($)
-------------------------   -----------    ------------------   --------------    --------------     ---------------

David R. Holmes                (1)               (1)                 0               310,000           620,000
Lloyd G. Waterhouse            (1)               (1)                 0               225,000           450,000
Robert C. Nevin                (1)               (1)                 0               125,210           250,419
Rodney A. Hedeen               (1)               (1)                 0               112,475           224,950
Dale L. Medford                (1)               (1)                 0               100,472           200,945


(1) Participants in the Intermediate Plan (including Mr. Holmes who participates in his own substantially similar plan), which is considered a long-term incentive plan, are determined strictly by grade level within the company. No formal awards are made and there are no vested rights. Annual amounts paid to participants are dependent upon the company's three year average return on equity. The periods considered in the calculation are the most recent fiscal year and the preceding two years. The potential annual payout amounts reported here were calculated using fiscal year 1999 salaries. The payout for fiscal year 1999 is included in the LTIP Payout column of the Summary Compensation Table. Additional information on the Intermediate Plan appears on page 16.

                             PENSION PLAN TABLE (1)

                                                          YEARS OF SERVICE (2)
                             -------------------------------------------------------------------------------

   REMUNERATION                 10                15               20               25               30
--------------------         ----------        ---------         --------        ----------       ----------

     $  300,000             $ 45,000         $ 67,500          $ 90,000          $112,500         $135,000
        400,000               60,000           90,000           120,000           150,000          180,000
        500,000               75,000          112,500           150,000           187,500          225,000
        600,000               90,000          135,000           180,000           225,000          270,000
        700,000              105,000          157,500           210,000           262,500          315,000
        800,000              120,000          180,000           240,000           300,000          360,000
        900,000              135,000          202,500           270,000           337,500          405,000
      1,000,000              150,000          225,000           300,000           375,000          450,000
      1,100,000              165,000          247,500           330,000           412,500          495,000
      1,200,000              180,000          270,000           360,000           450,000          540,000
      1,300,000              195,000          292,500           390,000           487,500          585,000
      1,400,000              210,000          315,000           420,000           525,000          630,000
      1,500,000              225,000          337,500           450,000           562,500          675,000
      1,600,000              240,000          360,000           480,000           600,000          720,000
      1,700,000              255,000          382,500           510,000           637,500          765,000
      1,800,000              270,000          405,000           540,000           675,000          810,000
      1,900,000              285,000          427,500           570,000           712,500          855,000
      2,000,000              300,000          450,000           600,000           750,000          900,000
      2,100,000              315,000          472,500           630,000           787,500          945,000
      2,200,000              330,000          495,000           660,000           825,000          990,000

(1) This table sets forth the annual retirement benefits payable under the company's qualified pension plan and the non-qualified Supplemental Retirement Plan ("Supplemental Plan") upon retirement at age 65 based on an employee's final average annual compensation. Compensation as defined in the plans includes Salary, Bonus and Long-Term Incentive Plan payments. The qualified pension benefits are reduced by 1.67% of monthly primary Social Security benefits multiplied by years of credited service up to a maximum of 30 years. The Supplemental Plan provides benefits to participants who would lose benefits because of legislative limits imposed on qualified plans or because of their participation in the company's Non-Qualified Deferred Compensation Plan. Additional benefits provided under the Supplemental Plan for participants with employment agreements are not included in the table but are discussed below with employment agreements. Participation in the Supplemental Plan requires approval by the Board. Optional payment forms of actuarial equivalence are also available.

                                         (Footnotes continued on following page)

(2) Respective years of service for purposes of the qualified plan as of September 30, 1999, for the persons named in the Summary Compensation Table are: Mr. Holmes, 14; Mr. Waterhouse, 0; Mr. Nevin, 13; Mr. Hedeen, 13; and Mr. Medford, 25.

         In addition to the plans discussed above, the company also provides compensation or death benefits generally payable over 10 years, beginning at the earlier of retirement or death of the officer. The compensation benefit is equal to either 100%, 150% or 200% of the current year's total cash compensation depending upon the respective officer's grade level. The company generally insures against its obligations through the purchase of life insurance policies on the lives of such officers.


                        EMPLOYMENT AND CHANGE IN CONTROL
                              SEVERANCE AGREEMENTS

         Effective May 1, 1999 Mr. Waterhouse entered into an Employment Agreement to serve as the company's President and Chief Operating Officer for a term of five years. His agreement includes many of the elements found in the agreements of the company's other principal executive officers and those elements will be described below. Mr. Waterhouse's agreement did include two special grants of non-qualified stock options. The first is a grant of 200,000 shares at fair market value as of May 1, 1999, 50% of which become exercisable on May 1, 2002 and 50% on May 1, 2004. The second is a grant of 200,000 shares at $0.01 which becomes exercisable in 25% units on May 1 of years 2000 through 2003. The final grant, to be made on May 1, 2000, is for 100,000 shares at fair market value, 50% of which become exercisable on each May 1, 2003 and May 1, 2005.

         Messrs. Holmes, Waterhouse, Nevin and Hedeen have Employment Agreements by which they each agree to remain employed by the company until, respectively, August 17, 2003, May 1, 2004, September 30, 2001 and February 1, 2001 at respective annual base salaries of $640,000, $500,000, $297,220, and $250,000 which may not be reduced without the individual's consent or resolution by arbitration. These base salaries may be increased from time to time consistent with the recommendations of the Compensation Committee and as approved by the Board of Directors.

         Mr. Holmes' retirement benefit at age 59 (8/10/99) is 65% of final average annual compensation. Thereafter, it increases by an additional 1% of final average annual compensation for each additional twelve-month period of employment. Mr. Waterhouse's retirement benefit at age 62 (10/16/13) is 60% of final average annual compensation plus 1% additional for each twelve-month period between age 62 through age 65. Mr. Waterhouse also has an early retirement benefit of 40% of final average annual compensation if he remains continuously employed by the company until May 1, 2009. Mr. Nevin's retirement benefit at age 59 (11/04/99) is 56% of final average annual compensation plus 1% for each additional twelve-month period of employment. Mr. Hedeen's retirement benefits are those provided under the company-sponsored qualified and non-qualified programs in which he participates.

         The Employment Agreements of Messrs. Holmes, Waterhouse and Nevin also provide for certain disability and death benefits, including retirement benefits as described above in case of permanent disability. The Agreements also provide for continued medical coverage of the surviving spouses for a period which ends at the earlier of the spouse's death or 42 months after the employee's death. Mr. Hedeen's coverage in the case of death or disability is that provided under the company-sponsored programs in which he participates. During the terms of the Agreements and for two years after the respective terminations of them, or the cessation of payments made under them (whichever is later), each of Messrs. Holmes, Waterhouse, Nevin and Hedeen shall not compete directly or indirectly with the company. However, if the company does not renew the agreements of Mr. Waterhouse or Mr. Hedeen, the respective non-competition restriction shall continue for only one year.

         All four Agreements generally provide that if the employee is discharged by the company before the expiration date other than for cause (as defined in the Agreements), or if the company fails to renew the Agreements other than for cause, the employee shall be entitled to receive (i) payments equal to the employee's Annual Compensation Value (as defined in the Agreements), reduced by 70% of compensation from subsequent employment (reduction does not apply to Mr. Hedeen) (a) for two years (for Mr. Nevin, the lesser of two years or the number of months then remaining in the term of his Agreement and for Mr. Holmes the number of months then remaining in the term of his Agreement) from the date of termination of employment with respect to discharge before the expiration of the Agreements, or (b) for one year from the expiration of the Agreements in the case of non-renewal (non-renewal benefit does not apply to Mr. Nevin and Mr. Holmes); (ii) credit for certain amounts of additional service under the Supplemental Plan (iii) continuing coverage under company-sponsored medical benefits programs ending at the earlier of employee's securing other employment or two years from termination; (iv) reimbursement of up to $20,000 in out-placement fees; and (v) required payments under the employee's (except for Messrs. Waterhouse and Hedeen) Deferred Compensation Agreement. These Employment Agreements also contain "change in control" severance provisions described below.

         Effective August 17, 1998, Dale L. Medford and two other officers entered into Change in Control Severance Agreements with the company. These are not employment agreements. If an "escrow funding event" occurs before August 17, 2003, the Agreements provide that the three officers will receive the benefits described in the following paragraph in the event of a Change in Control Termination.

         The Employment Agreements and the Change in Control Severance Agreements may require the company to fund an escrow immediately in the event of a "change in control" (as defined in such Agreements) of the company. Funding is required upon the occurrence of any "escrow funding event," as defined in such Agreements. The Agreements also provide that: (i) the employee will be entitled to receive the escrowed amount upon a Change in Control Termination that occurs within 24 months of a change in control; (ii) the employee will receive an additional 24 months of service credit under the Supplemental Plan following a Change in Control Termination; (iii) the payments to be made upon a Change in Control Termination include a payment equal to three times the employee's annual salary in effect at the date of termination or immediately prior to the change in control (whichever is higher) and his average bonus with respect to the three calendar years preceding the year in which his termination of employment occurs;
(iv) if the total amount of any payments payable to the employee upon the termination of the employee's employment or upon a change in control (whether or not pursuant to the severance provisions) would be subject to an excise tax as "parachute payments" pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, the amount of the severance payments under the severance provisions will be reduced to avoid such excise tax, but only if the net effect of such reduction is to increase the net after tax income to the executive; and
(v) the amount paid into escrow shall be the amount described in clause (iii) as may be limited pursuant to clause (iv) and for periodic adjustment of such amount.

          The company estimates that if Messrs. Holmes, Waterhouse, Nevin, Hedeen and Medford had been terminated on December 1, 1999, following a change in control of the company, the total severance payments by the company to the officers under their respective Agreements would have been $12,552,174. If such termination were to occur, the non-competition restrictions in the respective Employment Agreements are void and non-binding.




                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

                                PERFORMANCE GRAPH
                         FISCAL YEARS 1994 THROUGH 1999


 Comparison of Five Year Cumulative Total Return Among The Reynolds and Reynolds
                                    Company,
                  S&P 500 Index and a Composite of Two Indices

                                  [LINE GRAPH]

                       9-30-94   9-30-95   9-30-96   9-30-97   9-30-98   9-30-99
Reynolds and Reynolds    100       139       213       161       150       175
The S&P 500              100       130       156       219       239       306
Composite Peer Group     100       138       169       239       256       395


           Illustrates the value of $100 invested at Sept. 30, 1994
                      assuming reinvestments of dividends.



         The graph compares the cumulative total shareholder return on a $100 investment in the company's Class A Shares for the last five fiscal years with the cumulative total return on $100 invested in each of (i) the S&P 500 Index and (ii) a composite of two indices. The composite index is comprised of the S&P Computer Software and Services Index and a self-constructed business forms index and is adjusted each year to reflect the percent of the company's revenues from products and services represented by each index. The company selected the following business forms companies for its self-constructed index: American Business Products, Inc., Ennis Business Forms, Inc., Moore, Ltd., New England Business Services, Inc., Standard Register Company and Wallace Computer Services, Inc. The graph assumes all investments were made at market value on September 30, 1994, and the reinvestment of all dividends.


                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION


                                    Committee
                                    ---------

         The Compensation Committee of the Board of Directors consists entirely of non-employee, independent Directors. The Committee reviews, recommends and approves changes to the company's compensation policies and programs applicable to the company's officers and senior personnel.

                       Compensation Policy and Objectives
                       ----------------------------------

         The Committee's primary goal is unchanged from last year: to ensure that the compensation provided to executives is linked to the company's business strategies and objectives, thereby aligning the financial interests of senior management with those of the shareholders. Beyond that, our priorities are to ensure that the executive compensation programs enable the company to attract, retain and motivate the high caliber executives required for the success of the business. These objectives are achieved through a variety of compensation programs, summarized below, which support both the current and long-term performance of the business.

Base Salary
-----------

         Base salaries for executive officers are determined by evaluating the responsibilities of the position and comparing them with other executive positions in the marketplace. From time to time the company's compensation consultant surveys senior executive salaries from a representative sampling (approximately 20) of companies in the computer services and business forms industries. The company's pay grade levels are then set at approximately the competitive mid-range. Each of the executive officers is assigned a pay grade based on that competitive market- place data. Individual salaries may then vary somewhat below or above the mid-range, based upon the individual's performance and contribution to company success, tenure on the job and internal equity. Annual salary adjustments are determined by individual performance during the fiscal year and paid from a budget for officer salary increases approved by the Committee. In addition, during fiscal 1997 the Committee asked its compensation consultant to review officer salary levels. Based on the consultant's report, the Committee awarded increases to certain grade levels to bring them up to the mid-point of the competitive range over a period of two years. As a result, effective January 1, 1999, base salary levels for executive officers increased an average of 9%. This paragraph applies to all executives except those whose employment agreements may contain terms, which vary from these provisions. See EMPLOYMENT AGREEMENTS, pages 12 and 13.

                                ANNUAL INCENTIVES

         The company's Chief Executive Officer ("CEO"), participates in a separate, performance-based, incentive plan approved by the shareholders in February, 1996 ("CEO Plan"). The terms of the CEO Plan are substantially similar to the annual and intermediate compensation plans for the other officers. The purpose of this CEO Plan is to qualify all CEO compensation in excess of $1 million for deductibility under the applicable provisions of the Internal Revenue Code. Because of the need to expand participation in a special shareholder-approved plan to secure the deductibility of executive compensation in excess of $1 million for executives in addition to the CEO, the Committee encourages all shareholders to study PROPOSAL II (pages 18 to 20) in this proxy statement and to approve the plan proposed there for the reasons stated.

         Officers may earn annual bonuses under two plans. The first is the Annual Plan based on performance against financial targets established by the Committee. Since 1987, the company has used corporate return on equity ("ROE") as its primary measure of corporate performance. During fiscal 1996, the Committee introduced growth in revenue and growth in operating income as additional measures for determining annual bonuses. Although the combinations varied by group, overall, ROE was originally weighted more heavily than the growth components in determining annual bonuses. However, for fiscal year 1999 the Committee altered that weighting to place a greater emphasis on growth. As a consequence, the new weightings are 50% ROE, 25% growth in revenue and 25% growth in operating income. At the group level, other measures of performance for the annual bonus include revenue growth, operating income growth and return on net assets. In addition, the Committee approves adjustments to the bonus formula as may be necessary from time to time to insure against unmerited windfalls or penalties due to accounting changes or other non-operating factors. The company believes that linking executive pay principally to corporate ROE and growth directly ties the executive's interests and rewards to those of the shareholders. Under the structure of the Annual Plan in effect for fiscal 1999, no bonus is paid until a threshold corporate ROE of 10% or a 5% growth in revenue or operating income is achieved; maximum payout requires a combination of a 28% ROE and 15% growth in revenue and operating income. The annual bonus payout can range between 0% of annual salary to 90% of annual salary. During fiscal 1999, the company achieved ROE slightly above 28%. Beginning with fiscal 1999, the Company adopted American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2 "Software Revenue Recognition." That adoption would have artificially impacted bonus achievement for 1999 negatively and bonus achievement for 2000 positively. To eliminate those artificial peaks and valleys, the Committee approved the calculation of bonus achievement for both years prior to the effect of AICPA-SOP 97-2.

As so adjusted, 1999 showed a 6% increase in revenue and a 6% growth in operating income. Due to the new 50% weighting of the growth components, the annual bonus payout for the named executive officers (including Mr. Holmes under his substantially similar but separate plan) decreased compared to fiscal 1998 and averaged 52.1% of annual salary.

         The second is the personal performance bonus. This plan is designed to reward all officers for the achievement of financial and non-financial goals which are agreed upon by the officer and the officer's superior. In the case of Mr. Holmes, this Committee in consultation with him agrees upon his annual goals. Examples of financial goals have been ROE, revenue growth, return on net assets and operating income. Examples of non-financial goals have been market share growth, total quality measures, customer satisfaction and the strengthening of a key organizational process. With the exception of Mr. Holmes, Mr. Waterhouse and the division presidents, whose personal performance bonuses are determined by the Compensation Committee during its year-end review, all other executive officers have their personal performance bonus determined by the respective individual to whom they report during individual year-end evaluations. Depending on an individual's performance against goals, this bonus can range between 0% to 20% of annual salary. For fiscal 1999 this personal performance bonus for the named executive officers ranged from 10% to 15% of annual salary.


                              LONG-TERM INCENTIVES

         Stock Options
         -------------

         To further align the interests of shareholders and management, the company grants stock options annually to all officers (approximately 80). The exercise price is the fair market value of the stock on the date of the grant. The options have a ten-year life and are not exercisable during the first year after the grant. Thereafter, on each of the first four anniversaries of the grant, twenty-five percent of the options become exercisable. The Committee assigns a percentage to the salary midpoint of each individual officer grade level. To determine the number of shares on which options will be granted, the assigned percentage is multiplied by the salary mid-point and the result is divided by the fair market value of the company's stock on October 1. During fiscal 1999, the percentages ranged from 58% of salary to 188% of salary at the CEO level. The Committee regularly engages a consultant to determine the competitiveness of the annual grant.

         Such stock options provide incentive for the creation of shareholder value, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the company's common shares occurs over a specified number of years.

         Stock Ownership Guidelines
         --------------------------

         The Compensation Committee maintains suggested stock ownership guidelines for the fifty-six highest ranking officers of the company. These guidelines specify an appropriate level of ownership of company stock as a multiple of the officer's annual base salary. These multiples range from a high of 4.25 times annual salary (in the case of Mr. Holmes) to a low of 1.5 times annual salary. The Committee thought it appropriate to permit the officers to achieve these ownership guidelines over a ten-year period in increments of 10% per year. To encourage steady progress toward meeting the guidelines, the Committee determined that if an officer owns a quantity of shares sufficient to meet the ownership guidelines for that year the officer would be granted options on 20% more shares in addition to the officer's standard stock option grant for that year. If, for example, the standard stock option grant for that year were one hundred shares, the officer would receive options on twenty additional shares of stock for having met the guidelines for that year. As of September 1, 1999, stock ownership among the fifty-six officers stood at approximately 1,007,000 shares representing a market value of approximately $22.1 million. The Committee believes that these guidelines will have the positive effect of further aligning the interests of the officer group with those of all other shareholders.

         Special Growth Stock Option Grant
         ---------------------------------

         In August, 1999, after consultation with an outside advisor, the Committee made a special, one-time, non-qualified stock option grant to company officers. The 1999 special growth option consists of a single grant ranging in size between 5,000 and 75,000 shares at fair market value as of August 11, 1999 ($21.94). The grant is not exercisable until August 11, 2004. However, if the company achieves 10% internal growth (acquisitions are not included during the first twelve months following the respective acquisition) in any one of the first five fiscal years following the grant, then 20% of the original grant will vest immediately and the vested shares will be replaced with an equal number of options at the then-current fair market value. The Committee believes this specific incentive (like the adjustment in the annual bonus to reward profitable growth) will over time promote the sustained top-line profitable growth which investors value. Neither Mr. Holmes nor Mr. Waterhouse participates in this Special Growth Option grant.

         Intermediate Incentive Compensation
         -----------------------------------

         Certain senior officers, including all named executive officers (except Mr. Holmes who participates in a substantially similar plan), also participate in an Intermediate Incentive Compensation Plan. This plan, which is paid annually, is based on a three-year average return on equity, and is designed to focus and reward senior management for producing consistent longer-term financial results. For fiscal 1999 the payout from the CEO Plan (for Mr. Holmes) and from the Intermediate Incentive Compensation Plan for the other named executive officers ranged from 70% to 100% of annual salary.

                                CEO COMPENSATION

         Mr. Holmes served as Chairman, President and Chief Executive Officer from August 1990 through April 1999, and since May 1999 as Chairman of the Board and Chief Executive Officer. Under his leadership fiscal 1999 saw the company achieve record revenues exceeding 1998's performance by 5%. Net income was up 19% and earnings per share increased 20%. The company achieved a 28.3% ROE during fiscal 1999 representing an improvement over the 26.8% ROE for 1998. Mr. Holmes' 1999 compensation of $1,706,105 (as shown in the Summary Compensation Table on page 9) included a market-priced base salary of $620,000. Under the CEO Plan he is eligible for annual and intermediate incentive compensation, the performance standards of which are substantially similar to those in the annual and intermediate compensation plans for other named executive officers. Despite the company's improved performance over fiscal 1998, Mr. Holmes' annual bonus actually decreased $126,268 from $448,431 in fiscal 1998 to $322,163 in fiscal 1999. This 28% decrease reflects the new 50% weighting of the growth components set by the Committee. Following its year-end evaluation of his performance, the Committee awarded a personal performance bonus of $93,000 to Mr. Holmes. On October 1, 1998, the Committee awarded Mr. Holmes an annual stock option grant for 84,120 Class A Shares which was based on the formula (explained above) applicable to his position.


                                     SUMMARY

         The Committee believes that a high caliber, motivated management team is critical to sustained business success.

         As in prior years, in 1999 a significant portion (approximately 66%) of the total compensation potential for the named executive officers was "at risk" and payable based on individual and corporate performance-based variables that will motivate and focus management on those issues that drive the success of the company. The Committee intends to continue its performance-based pay policy, which links executive rewards to shareholder returns.

THE COMPENSATION COMMITTEE

Dr. David E. Fry           Gayle B. Price, Jr.
Allan Z. Loren             Philip A. Odeen, Chairman



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         No Executive Officer or Director is or has been indebted to the company during the last fiscal year in excess of $60,000. Additionally, during the last fiscal year, the company did not enter into any transactions or establish any business relationships with related parties required to be disclosed.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         There were no late filings during Fiscal 1999.



                                   PROPOSAL II

              PROPOSAL TO APPROVE MATERIAL TERMS OF A PERFORMANCE-
                 BASED INCENTIVE PLAN TO SECURE DEDUCTIBILITY OF
               OFFICER COMPENSATION EXCEEDING ONE MILLION DOLLARS

         Internal Revenue Code Section 162(m) ("Section 162(m)") prevents public companies from deducting for tax purposes amounts of annual compensation above $1 million if that compensation is paid to any of its officers whose compensation is reported in the proxy statement. Compensation, including stock options, which is paid pursuant to the terms of a plan or structure which meets the requirements of Section 162(m) is not subject to the $1 million deduction limitation.

         In the proxy statement dated January 4, 1996, the Board of Directors presented to the shareholders and at the annual meeting held on February
15, 1996, the shareholders approved, the material terms of a performance-based incentives plan created solely for the company's Chief Executive Officer (the "CEO Plan"). The CEO Plan was designed to meet the requirements of Section 162(m) and consequently, to allow the company to make payments to the Chief Executive Officer (the "CEO") in accordance with the CEO Plan and to deduct for tax purposes amounts of annual compensation above $1 million. At the time the CEO Plan was adopted and approved, the CEO was the only officer of the company with the potential to earn annual compensation in excess of $1 million. Today, it is foreseeable that certain other executive officers of the company may earn annual compensation in excess of $1 million. Accordingly, the company has adopted a new performance-based incentives plan (the "New Incentives Plan") and seeks shareholder approval of the material terms of the New Incentives Plan.

         The New Incentives Plan is identical in terms and conditions to the CEO Plan except that the eligible participants in the New Incentives Plan include, in addition to the CEO, any other executive officer of the company permitted to be included under Section 162(m). The New Incentives Plan is substantially similar to the annual (including the personal performance bonus portion) and intermediate incentive compensation plans currently in place for the company's executive officers. Under the New Incentives Plan, current thresholds to trigger payment and maximum amounts payable to participants are as set forth under the CEO Plan and substantially similar plans for other executive officers described on pages 14-16. These thresholds and maximum amounts can be amended at the beginning of each fiscal year by the Compensation Committee.
Participants in the New Incentives Plan will not be permitted to participate in any annual and intermediate incentive compensation plans in place for other officers. Participants of the New Incentives Plan may receive other compensation outside of the New Incentives Plan as determined by the Compensation Committee, including stock options. Shareholder approval of the New Incentives Plan will allow payments to be made pursuant to the New Incentives Plan to be deductible for tax purposes by the company. Upon adoption of the New Incentives Plan, the CEO Plan will be terminated, and the CEO will participate in the New Incentives Plan. If the New Incentives Plan is approved, the CEO and other eligible executives will begin participation in the New Incentives Plan beginning with fiscal year 2000, which began October 1, 1999.

         The material terms of the New Incentives Plan are: (1) officers eligible to participate in the New Incentives Plan; (2) business criteria on which the performance incentives will be based; and (3) maximum amounts of compensation payable to each officer if the highest performance is achieved.

Eligible Officers
-----------------

         Officers eligible to participate in the New Incentives Plan include those officers who are "Covered Employees," as that term is defined in Section 162(m). "Covered Employees" include the following:

         (1) the company's Chief Executive Officer or an individual acting in such capacity; and

         (2) employees required to be reported to shareholders under the Securities Exchange Act of 1934 by reason that such employee is among the four highest compensated officers of the company for the taxable year (other than the Chief Executive Officer).

Business Criteria
-----------------

         The Compensation Committee of the Board of Directors establishes the annual and intermediate incentives based on certain business criteria. For the annual portion of the New Incentives Plan, the measurement will be based on corporate return on equity, growth in revenue and growth of operating income. For the personal performance bonus portion of the Annual Plan, additional criteria may be used as described on page 16. For the intermediate portion of the New Incentives Plan, the measurement will be based on a rolling three-year average corporate return on equity. See also the table set forth on page 19 below.

         The financial measurements used in performance goals shall exclude the effects of changes in accounting standards and non-recurring unusual events, specified by the Compensation Committee, such as write-offs, capital gains and losses and acquisitions and dispositions of businesses. However, the Compensation Committee retains the discretion to reduce performance-based incentive awards as a result of such events and to interpret the New Incentives Plan or any award in accordance with its terms.

Maximums
--------

         The annual performance-based award, the personal performance bonus portion of the Annual Plan and intermediate performance-based award payable in any year to a Covered Employee will be a maximum of 90%, 20% and 100% of the Covered Employee's base salary, respectively. Awards paid will be based on a percentage of the Covered Employee's base salary at the end of the performance period. Each Covered Employee's base salary may be changed from time to time. However, the annual and intermediate incentive payouts for each Covered Employee will not exceed:

         for the CEO, $1,125,000 or $1,250,000 in any year, respectively.

         for the President and Chief Operating Officer, $878,000 or $975,500 in any year, respectively.

         The table below shows the range of annual and intermediate performance-based compensation each Covered Employee could earn for the periods shown if the threshold and maximum levels of performance for the business criteria are satisfied. For any incentive payments to be made, the company must achieve certain threshold levels of performance.


                          NEW INCENTIVES PLAN BENEFITS

          FISCAL 2000 PERFORMANCE-BASED COVERED EMPLOYEE INCENTIVE PLAN
          -------------------------------------------------------------

                                             2000 Annual Incentive(1)                      2000 Intermediate Incentive(1)
                        --------------------------------- --------------------------------
                                 Annual Plan                Personal Performance Bonus
                        ---------------- ---------------- ---------------- --------------- ---------------- ---------------
                            Minimum          Maximum          Minimum         Maximum          Minimum         Maximum
                        -------- ------- ------- -------- ------- -------- ------ -------- ------- -------- ------ --------
                        % of       $     % of       $     % of       $     % of      $     % of       $     % of      $
Name, Position          Salary           Salary           Salary           Salary          Salary           Salary
----------------------- -------- ------- ------- -------- ------- -------- ------ -------- ------- -------- ------ --------

David R. Holmes,             0%       0     90%  594,432      0%        0    20%  132,096      0%        0   100%  660,480
Chairman of the Board
and Chief Executive
Officer
----------------------- -------- ------- ------- -------- ------- -------- ------ -------- ------- -------- ------ --------

Lloyd G. Waterhouse,         0%       0     90%  464,400      0%        0    20%  103,200      0%        0    90%  464,400
President and Chief
Operating Officer
----------------------- -------- ------- ------- -------- ------- -------- ------ -------- ------- -------- ------ --------

(1) Base salary effective 1/1/00.

Approval of these material terms requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting.

================================================================================
      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO
       APPROVE THE MATERIAL TERMS OF A PERFORMANCE-BASED INCENTIVE PLAN TO
             ASSURE DEDUCTIBILITY OF COVERED EMPLOYEE COMPENSATION.
================================================================================

                                  PROPOSAL III

                       APPOINTMENT OF INDEPENDENT AUDITORS


         The Audit Committee of the Board of Directors recommends that Deloitte & Touche LLP be appointed as independent auditors of the company for one year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.


================================================================================

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

================================================================================

                              SHAREHOLDER PROPOSALS


         Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the company by September 5, 2000, for inclusion in the company's Proxy Statement and Proxy relating to the 2001 Annual Meeting of Shareholders.

         Shareholder nominations of persons to be elected to the Board of Directors at the February 15, 2001 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the company no earlier than November 15, 2000, and no later than December 15, 2000.



                                  OTHER MATTERS


         Management does not intend to present to the Meeting any matters other than those described above. It does not know of anything that will be presented by other parties. However, if any other matters shall properly come before the Meeting, the Appointed Proxies intend to vote on such matters according to their discretion and best judgment.

                                              BY ORDER OF THE BOARD OF DIRECTORS
                                                     ADAM M. LUTYNSKI, SECRETARY

Dayton, Ohio
January 4, 2000

                        THE REYNOLDS AND REYNOLDS COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS


                          Frederick C. Smith Auditorium
                   David H. Ponitz Sinclair Center/Building 12
                        Sinclair Community College Campus
                              444 West Third Street
                               Dayton, Ohio 45402

                                FEBRUARY 10, 2000
                        11:00 A.M. EASTERN STANDARD TIME

                          (Demonstration & Display Area
                       open from 10:00 a.m. to 12:30 p.m.)



                         DIRECTIONS TO SINCLAIR CENTER:

                      From I-75 - Northbound or Southbound:
           Take the Third Street exit and travel east on Third Street to Perry Street.
     Turn right on Perry Street and travel south one block to Fourth Street.
                          Turn right on Fourth Street.
         The entrance to the underground parking garage in the Sinclair Center will be on your right. After entering garage, stay to the right
          (northeast) and look for Sinclair Center North Entrance sign.
                 Go through double doors to elevator or stairs.
             Take elevator or stairs to the first floor of Sinclair
                               Center/Building 12.



                (PARKING PASSES WILL BE PROVIDED AT THE MEETING.)

                      THE REYNOLDS AND REYNOLDS COMPANY
                        ANNUAL MEETING OF SHAREHOLDERS

                        Frederick C. Smith Auditorium
                 David H. Ponitz Sinclair Center/Building 12
                      Sinclair Community College Campus
                            444 West Third Street
                             Dayton, Ohio  45402

                              FEBRUARY 10, 2000
                       11:00 a.m. EASTERN STANDARD TIME



--------------------------------------------------------------------------------



                      THE REYNOLDS AND REYNOLDS COMPANY
         PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 10, 2000


        The undersigned hereby appoints David R. Holmes and Adam M. Lutynski, or either of them ("Appointed Proxies"), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Shareholders ("Meeting") of The Reynolds and Reynolds Company to be held on Thursday, February 10, 2000 at 11:00 a.m. EST, or at any adjournment(s) thereof.

        THIS PROXY, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS, THE APPROVAL OF MATERIAL TERMS OF A PERFORMANCE-BASED INCENTIVE PLAN AND FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY. IF CUMULATIVE VOTING IS ELECTED AND NO FURTHER INSTRUCTIONS ARE GIVEN, VOTES CAST PURSUANT TO THIS PROXY WILL BE DISTRIBUTED AMONG THE ABOVE NOMINEES AT THE DISCRETION OF THE APPOINTED PROXIES.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTING EACH OF THE NOMINEES AND FOR PROPOSALS II AND III.






PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

                               [LOGO] REYNOLDS
                                      & REYNOLDS(R)













                              Please detach here
--------------------------------------------------------------------------------



    I. ELECTION OF DIRECTORS:   [ ]  FOR electing (01) James L. Arthur,
                                     (02) Cleve L. Killingsworth, Jr.,
                                     (03) Dale L. Medford and (04) Lloyd G.
                                      Waterhouse each for a three-year term.


                                [ ]  WITHHOLD AUTHORITY to vote for (01) James
                                     L. Arthur, (02) Cleve L. Killingsworth,
                                     Jr., (03) Dale L. Medford and (04) Lloyd
                                     G. Waterhouse.

                                       _________________________________________
(Instruction: To withhold authority
to vote for any individual nominee,
write the number(s) of the nominee(s)
in the box to the right.)              _________________________________________

   II. Proposal to approve material terms of a performance-based incentive plan to secure deductibility of officer compensation exceeding one million dollars.

                [  ]  FOR         [  ]  AGAINST   [  ]  ABSTAIN

  III.  Proposal to appoint Deloitte & Touche LLP as independent auditors.

                [  ]  FOR         [  ]  AGAINST   [  ]  ABSTAIN

If any other business is brought before the Meeting or any adjournment(s) thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Meeting or adjournment(s).


Address Change? Mark Box [ ]
Indicate changes below:                     Dated ______________________________

                                                  ______________________________



                                                  ______________________________
                                                  Signature(s) in Box

                                                  Please sign exactly as name(s)
                                                  appear to the left. When
                                                  signing in fiduciary or
                                                  representative capacity,
                                                  please add your full title. If
                                                  shares are registered in more
                                                  than one name, all holders
                                                  must sign. If signature is for
                                                  a corporation, the handwritten
                                                  signature and title of an
                                                  authorized officer are
                                                  required, together with the
                                                  full corporate name.